UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant  ☐

Filed by a party other than the registrant  ☒

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER KENNETH H. BERGMAN RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA KRISTINA A. HARRINGTON JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WM Argyle Fund, LLC, together with the other participants named herein (collectively, the "Argyle Group"), intends to file a preliminary proxy statement and accompanying GREEN universal proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified, independent director nominees at the 2023 annual meeting of stockholders of Broadwind, Inc., a Delaware corporation.

On February 24, 2023, the Argyle Group issued the following press release:

WM Argyle Fund Issues Statement on Credit Default by Broadwind Inc.

Milwaukee, WI – February 24, 2023 – WM Argyle Fund, LLC, an investment fund which recently announced its nomination of six highly qualified, independent director candidates to the Board of Directors of Broadwind, Inc. (NASDAQ: BWEN) (“Broadwind” or the “Company”), today commented on a Form 8-K filed by the Company with the Securities and Exchange Commission on February 14th, 2023. In the Form 8-K, the Company disclosed that it amended a Credit Agreement after failing to meet the lender’s minimum EBITDA threshold of $2.5 million for the twelve month period ended December 31, 2022, which created an event of default under the Credit Agreement.

The filing indicates the Company’s EBITDA projections in August, when it entered into the Credit Agreement, did not last four months. We find it hard to believe the Company would knowingly agree to debt covenants it could not meet, which therefore suggests its projected financial performance declined in Q4. We find the loan default and the reductions in Q1 and Q2 2023 quarterly EBITDA covenants in the amended loan agreement to be indefensible for management and the Board.

We are asking that management and the Board publicly explain to stockholders how this happened and what they are planning to do to address the causes for this default. Getting loan waivers is only a bandage to cover the much greater wound the Company is facing in credibility with lenders and shareholders.

We hope last week’s filing is not a prelude to reporting further declines in its Q4 operating performance or future guidance. Broadwind has great potential, but stockholders deserve a board that will hold management accountable for its repeated failure to achieve growth and profitability.

About WM Argyle Fund

WM Argyle Fund, LLC is an investment fund specifically created to invest in Broadwind. We believe the Company has been underperforming due to strategic errors, operational inefficiencies, and inattentive governance. We are looking to ensure the long-term performance of the Company by reconstituting the Board with new members. For more information, visit: www.BWEN2023.com

Contacts:

Investors:

InvestorCom
John Glenn Grau, 203-972-9300
info@investor-com.com

Media:

Mahony Partners
Richard Mahony, 917-257-6811
info@mahonypartners.com

Important Information

WM Argyle Fund, LLC, Jay Douglas Armburger, Ryan Bogenschneider, Kenneth H. Bergman, Christine M. Candela, Kristina A. Harrington, and James M. Robinson IV (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of GREEN universal proxy card to be used in connection with the solicitation of proxies from the stockholders of Broadwind, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN universal proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in a Schedule 14A filed by the Participants with the SEC on January 18, 2023. This document is available free of charge from the source indicated above.

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